Exhibit 10.2


                              SUBLICENSE AGREEMENT
                               TELEPHONE PRODUCTS


AGREEMENT made as of the day of June, 2000 ("Effective Date"), by and between TREASURES OF ST. PETER'S IN THE VATICAN, LTD., a New York corporation, with offices at 39 West 29th Street, New York, NY 10001 ("TSV"), and MAXX INTERNATIONAL, INC., a New York corporation with offices at 130 S. El Camino Drive, Beverly Hills, CA 90212 ("Sublicensee").

                                    RECITALS

     A. TSV has the exclusive right and license (the "License") with Capitola di San Pietro in Vaticano ("Licensor") for the manufacture and sale of reproductions of the Works of Art, or the details thereof, located in the Museum of the Treasures of St Peters in the Vatican, utilizing all trademarks and copyrights pertaining thereto, owned by the Licensor, in certain parts of the world (the "Reproductions") TSV has the right to sublicense any of the rights granted to it by the License, as long as any such sublicense does not conflict with any term or conditions of the License.

     B. Sublicensee desires to obtain from TSV an exclusive sublicense to manufacture and sell certain Products (as defined herein), utilizing one or more of the Reproductions and TSV is willing to grant such sublicense upon and subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

1. Grant of Sublicense. TSV hereby grants to Sublicensee the exclusive right to manufacture or produce and sell the Products (as defined herein) in the Territory (as defined herein) Sublicensee shall not have the right to sublicense, or assign, any of its rights hereunder, except as set forth below.

     a. The term "Products" is defined herein as products and services relating to telephones including, but not limited to, long distance and local services, pre-paid and post paid calling cards, 800 and the like telephone services and paging Each product or the literature attached to such product or service shall be imprinted with one or more of the Reproductions (the "Products").

     b. The Sublicensee is restricted from marketing and selling the Products by or through a fundraising program or through a retail store operation.

     c. The term "Territory" as defined herein shall include the continents of North and South America, Asia and Australia (the. "Territory").

     d. The Sublicensee may sub-sublicense or assign part of its rights hereunder in the Territory outside the continental United States of America, all of which are subject to and conditioned upon the prior written approval of TSV including, but not limited to, approval of all agreements with such assignee, co-venturers or similar party, provided that (i) the gross revenue of such assignee, co-venturer or similar party shall be deemed to be included in the definition of Net Sales of Products set forth in subparagraph 4 b iv below, (ii) such third parties shall agree to be subject to all covenants of the Sublicensee contained in this Agreement, and (iii) such prior written approval of TSV shall not be unreasonably withheld.

     e. Where Products are marketed as part of a promotional tie-in, premium, giveaway or similar method of merchandising, proceeds from the distribution of such Products shall be included in Net Sales of Products as if they had been distributed at retail, unless otherwise agreed in writing by TSV.

2. Acceptance. Sublicensee hereby accepts the rights and privileges granted hereunder Sublicensee further acknowledges and agrees that in the event of any conflict between this Agreement and the License, the provisions of the latter shall control.

3 Term. The term of the Sublicense shall commence on the Effective Date and shall continue in effect until February 7, 2006, unless sooner terminated as set forth herein, or until the License is terminated by the Licensor thereof, whichever event first occurs.

     3.1 TSV grants to Sublicensee a right of first refusal to enter into a sublicense covering products substantially similar to the products herein but covering Territory which includes continents, or countries not included in the Territory contained herein and the renewal of this Sublicense. Upon TSV offering this right of first refusal to Sublicensee, Sublicensee shall have 60 days thereafter to accept.

4. Royalties. In consideration of the rights granted to it under this Agreement, Sublicensee agrees to pay to TSV the following royalties or sublicense fees (the "Royalties"):

     a. An Advance Royalty in the amount of $500,000 payable as follows:

     (i)  $100,000 upon execution of this Agreement

     (ii) $100,000 30 days after execution of this Agreement

     (iii) $100,000 30 days thereafter

     (iv) $100,000 30 days thereafter

     (v)  $100,000 30 days thereafter

The Advance Royalty shall be non-refundable, but will be applied and credited against the Royalties due and payable to TSV pursuant to Paragraph 4.b. and 4.c
(i).

Any Royalties payable by Sublicensee pursuant to Paragraph 4.b.(i) for the initial quarter of the term hereof, in excess of the initial four payments of the Advance Royalty, shall be applied and credited against the final Advance Royalty payment.

     b. Royalties shall be equal to five (5%) of the Net Sales of Products, as defined below, by Sublicensee during the term of this Agreement.

     (i) Royalties shall be payable quarterly within twenty (20) days after the end of each such quarter.

     (ii) Sublicensee shall render to TSV with each payment of Royalties, or for each quarter of the Sublicense, a statement, certified as true and correct by Sublicensee's chief financial officer, setting forth such information reasonably required by TSV.

     (iii) Net Sales of Products by Sublicensee shall mean gross revenues of Sublicensee (and of any subsidiary, affiliate, co-venturer or approved assignee or sublicensee thereof) from the sale of Products, less applicable sales, use, value added or similar taxes assessed on sales, authorized returns, allowances, discounts, credit card merchant discount charges and breakage.

     c. The following Minimum Royalties shall be payable during the term hereof as follows:

(i)   Effective Date through 9-15-2001                        $500,000
(ii)  for the next 12 months ending 9-15-2002                 $600,000
(iii) for the next 12 months ending 9-15-2003                 $750,000
(iv)  for the next 12 months ending 9-15-2004                 $900,000
(v)   for the next 12 months ending 9-15-2005                 $1,000,000
(vi)  for the balance of the term ending February 7, 2006     $1,100,000 annual
                                                               amount (prorated)

In the event aggregate Royalties paid pursuant to Paragraph 4.b. based on Net Sales of Products during any of the foregoing periods do not equal the applicable Minimum Royalties, Sublicensee shall pay any deficiency amount to TSV within twenty (20) days following the end of the applicable period.

5. Covenants of Sublicensee. Sublicensee further covenants and agrees:

     a. to use, apply and direct its best efforts to promote the sale of Products within the Territory.

     b. To conduct all of Sublicensee's operations hereunder in compliance in all material respects with all applicable laws, rules and regulations of all applicable governmental authorities.

     c. to use its best efforts not to cause or permit the Products to be sold to retailers or wholesalers for the sale thereof outside the Territory.

     d. not to utilize or employ any promotional or advertising material in the sale of Products that is unethical, immoral or offensive to good taste, or which is not consistent with moral or religious principles.

     e. to submit to TSV for its review and approval, prior to the public use thereof, any such promotional or advertising material proposed for use in connection with the sale by Sublicensee of Products under this Agreement.

     f. to submit to TSV for its review and approval, prior to the public use thereof, two (2) copies of each different design for Products and three (3) samples of each different type or design of Product to be sold by Sublicensee hereunder.

     g. not to utilize in connection with advertising or Product sales, any name, logo or other markings identifying or depicting Licensor other than those prescribed and approved by TSV or for which TSV's prior written approval has been obtained.

     h. not to contact any officials or representatives of TSV's Licensor without coordination through and obtaining of the prior written consent from TSV.

TSV shall have the right to approve or disapprove any items submitted pursuant to Paragraphs 5. e. and 5. f. above, and will exercise good faith efforts to provide Sublicense with a written response within twenty 20 business days after its receipt of a submission. In the event of disapproval, TSV shall notify Sublicense of the reasons for such disapproval. TSV shall not unreasonably withhold or delay any such approval.

6. Covenant of TSV. TSV further covenants and agrees:

     a. to make available to Sublicense for copying, at Sublicensee's cost and expense, any reproductions, transparencies, slides or photos of the Works of Art, in TSV's possession from time to time, and shall otherwise assist Sublicense in obtaining details of artwork for purposes of developing designs for Products.

     b. to use good faith efforts to take such actions as are determined, in TSV's sole discretion, to be commercially reasonable, to enjoin any infringement of the rights granted to Sublicensee herein.

7. Review by TSV/Licensor. It is understood and agreed that TSV has the obligation under the License to submit to its Licensor for review a sample of each Product to be manufactured and/or sold by Sublicensee hereunder. TSV shall not unreasonably withhold or delay any such approval.

8. Books and Records. While this Agreement remains in effect, and for the period of two (2) years thereafter, Sublicensee shall keep and maintain complete and accurate books and records of all its productions and sales of Product, in sufficient detail to enable determination of Royalties payable hereunder. Sublicensee shall permit TSV, by its duly authorized agents and representatives, to examine and audit Sublicensee's books and records during reasonable advance written notice, for the prupose of verifying any payment required under this Agreement and Sublicensee's compliance with its obligations hereunder. In the event any amounts due and payable to TSV have been underpaid by three percent (3%) or more, Sublicensee shall pay promptly to TSV the cost of such examination and audit, in addition to the amount of such underpayment. Any payments or statements not challenged within three (3) years of receipt thereof shall be deemed accepted.

9. Termination. TSV shall have the right to terminate this Agreement by written notice delivered to Sublicensee upon the occurrence of any of the following events:

     a. If the Sublicensee fails to make payments and submit statements and reports as required by Paragraph 4 hereof.

     b. If Sublicensee becomes subject to any voluntary or involuntary insolvency, bankruptcy or similar proceedings, or an assignment for the benefit of creditors is made by Sublicensee, and the same remains undischarged for a period of thirty (30) days.

     c. If Sublicensee breaches any other therm or provision of this agreement and fails to cure such breach within thirty (30) days after receipt of written notice from TSV, sent by certified or registered mail, specifying the particulars of such breach.

     Notwithstanding contrary provisions contained herein, any notice of termination from TSV shall not become effective if Sublicensee shall remedy the violation stated within such notice within thirty (30) days of receiving the notice. TSV shall give good circumstances of the violation, the good faith of Sublicensee and the factors involved in completing the remedy.

     Following termination or expiration of this Agreement, including, as a result of the termination of TSV's License, Sublicensee shall return all copies of all Reproductions of the Works of Art, shall cease all production of Products (except for Products in process), and shall exercise commercially reasonable efforts to sell its remaining inventory of Products, subject to payment of Royalties with respect to such sales as provided for herein. Sublicensee shall have a period of ninety (90) days, commencing with the expiration or other such termination date, in which to sell-off Products which are on hand or in process as of such date.

     Upon termination or expiration, all royalties under this Agreement shall be immediately due and payable, and Sublicensee shall send TSV a complete inventory report and accounting with full payment due, within ninety (90) days after such expiration or termination. Thereafter, all remaining Products and component parts thereof shall be destroyed and Sublicensee shall promptly deliver to TSV a certificate of destruction evidencing same. Sublicensee agrees that (i) its failure to cease the manufacture, sale and/or distribution of Products upon the expiration or termination of this Agreement will result in the immediate and irreparable damage to TSV, (ii) there is no adequate remedy at law for such failure, and
(iii) in the event of such failure, TSV shall be entitled to injunctive relief. TSV shall be entitled to recover from Sublicensee, in addition to any other remedies in the event of default, any and all attorneys' fees, costs and expenses, including collection agency fees, costs and expenses, including collection agency fees, incurred by TSV to enforce the provisions hereof.

10. Relationship of Parties. The parties understand and agree that nothing herein contained shall be construed to place the parties in the relationship of joint venturers, partners or agents of the other, that neither party shall make any representation to the contrary, and that neither party shall have the power to obligate or bind the other in any manner whatsoever.

11. Insurance. Sublicensee agrees to obtain and maintain at its own expense a comprehensive general liability insurance policy, from a recognized insurance company and in form reasonably acceptable to TSV, providing coverage of the minimum amounts of $1,000,000 per event and $3,000,000 in the aggregate to insure against all claims of third parties, with TSV named as an additional insured, and with an endorsement that such insurance may not be canceled or amended except upon thirty (30) days prior written notice to TSV.

12. Indemnification. Sublicensee agrees to indemnify, hold harmless and defend TSV and its agents and representatives (with counsel acceptable to TSV) from and against any and all claims, demands, losses, liabilities, judgements, costs and expenses, including attorneys' fees and expenses, arising out of or resulting from the sale of Products Sublicensee pursuant to this Agreement.

13. Assignment. The rights granted hereunder are of a personal nature and Sublicensee shall not, directly or indirectly, assign, transfer or sublicense any of its rights under this Agreement without the prior written consent of TSV, which consent will not be unreasonably withheld or unduly delayed. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

14. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the law of the State of New York.

15. Dispute Resolution/Jurisdiction. Any controversy, claim or dispute arising out of or in any way relating to this Agreement, or the breach thereof, shall be:

     a. If the amount thereof is less than $75,000, it shall be resolved by arbitration under the Commercial Rules of American Arbitration Association (except to the extent in conflict with the provisions of sub-paragraph 15.c. below), with such arbitration to be held in New York, New York and to be binding upon the parties.

     b. If the amount thereof is $75,000, or more, the parties hereby consent to the exclusive jurisdiction of the United States District Court for the Southern District of New York for the resolution of all matters pertaining to this Agreement.

     c. With respect to arbitrations, the parties agree that, if the rules of the AAA so allow:

     (i) arbitrations shall be conducted before a single arbitrator selected by the parties in accordance with the applicable rules of the American Arbitration Association.

     (ii) the decision of the arbitrator shall be rendered within sixty (60) days after the close of hearings and shall be binding upon all parties, and a judgment or decree upon the decision rendered by the arbitrator may be entered in any court of competent jurisdiction.

     (iii) at the request of any party, arbitration proceedings shall be conducted confidentially; in which case all documents, testimony and records shall be received, heard and maintained by the arbitrator in confidence under seal, available for inspection only by the Association, the parties and their respective attorneys and experts, each of whom shall agree in writing to receive such information confidentially and to maintain such information in confidence.

     (iv) hearings in the  arbitration  proceeding  shall commence  within sixty
(60) days after the selection of the arbitrator.

     (v) each party consents to the service of process in the arbitration or out of any of the aforementioned courts by mailing copies thereof by certified mail, postage prepaid, such service to become effective three (3) business days after such mailing. Nothing herein shall effect either party's right to service of process in any other manner prescribed by law.

16. Notices. All notices, requests and other communications hereunder shall be in writing and shall be mailed, postage prepaid, to the parties as follows:


If to TSV, to:

John Loata, President
Treasurers of St. Peter's in the Vatican, Ltd.
39 West 29th Street
New York, NY 10001

With a copy to:

Joseph S. Williams, Esq.
14 Tinker Lane
Greenwich, CT 06830

If to Sublicensee, to:

Michael Solomon, Chief Executive Officer
MAXX International Inc.
130 S. El Camino Drive
Beverly Hills, CA 90212

Or to such other address as either party may, by written notice, give to the other.

17. Confidentiality. Except as required by request of, or to fulfill obligations to, the Licensor or any affiliated entity, applicable legal or accounting requirements or disclosure obligations relative to security offerings, each of the parties for itself, and its respective representatives and affiliates, covenants and agrees that if shall treat and safeguard as confidential and secret and shall not use or disclose to others any proprietary or confidential information (the "Protected Information") disclosed to it, its agents, representatives, officers, directors, employees or advisors with respect to the transactions contemplated herein. Each of the parties and its affiliates shall return to the others all Protected Information furnished to any of them or any of their agents, representative, officers, directors, employees or advisors and shall maintain such confidentiality during the applicable term hereof, and for a period of two (2) years after the term. For purposes of this provision, Protected Information shall not include (i) sales and royalty information, or
(ii) information which is, at the time of its disclosure, in the public domain or otherwise becomes available to party on a non-confidential basis from an independent source which not prohibited from revealing such information.

18. Entire Agreement. There are no representations, warranties, promises, agreement, or covenants other than those contained herein. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements or understanding relating to the subject matter hereof.

19. Counterparts. This Agreement may be executed and delivered in counterparts with facsimile signatures, and all such executed facsimile counterparts shall constitute one and the same agreement having the same force and effect as an executed original.

IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed, as of the date first above written.

                                      "TSV"

                                             TREASURES OF ST. PETER'S
                                             IN THE VATICAN,LTD.


                                         By: /s/ John Loata
                                             ---------------------------
                                             John Loata, President


                                      "SUBLICENSE"

                                             MAXX INTERNATIONAL, INC.


                                         By: /s/ Michael Solomon
                                             ---------------------------
                                             Michael Solomon
                                             Chief Executive Officer